CIB MARINE BANCSHARES, INC. AGREES TO SELL CITRUS BANK

PEWAUKEE, WISCONSIN, April 3, 2008 – CIB Marine Bancshares, Inc. announced today that it has reached a definitive agreement to sell all of the branches, substantially all of the deposits and the majority of the loan portfolio of its Florida banking subsidiary, Citrus Bank, N.A., to 1st United Bank, a subsidiary of 1st United Bancorp, Inc., at book value plus a $7 million premium. The transaction, which is subject to certain conditions including approval by regulatory authorities, is expected to be completed within two to four months.

Following closing and receipt of regulatory approval, approximately $27 million in capital (consisting of the premium and certain retained loans) will be transferred to CIB Marine.

At December 31, 2007, Citrus Bank had approximately $125 million in assets, $71 million in loans and $103 million in deposits and operates out of 6 locations in Vero Beach, Sebastian, Barefoot Bay, Boca Raton, North Miami Beach, and Coral Gables.

“The CIB Marine Board of Directors is deeply committed to strengthening the Company and its banking subsidiaries, creating shareholder value, and serving our communities,” noted Stanley J. Calderon, Chairman of the Board of CIB Marine. “This sale, together with our ongoing efforts to reduce expenses and generate revenue, provides clear evidence of our determination to resolve critical issues and return value to our shareholders.”

John P. Hickey, Jr., President and Chief Executive Officer of CIB Marine, added, “Our Board of Directors carefully evaluated a wide range of alternatives and determined that the sale of the majority of the assets of Citrus Bank was in the best interest of our shareholders, employees and customers. The resulting proceeds from the sale are part of our 2008 plan to strengthen the capital position of the holding company.”

Rick Nisbeth, President and CEO of Citrus Bank, stated, “1st United is a highly regarded bank headquartered right here in South Florida. I firmly believe this transaction is in the best interest of our customers, our employees and our shareholders.”

CIB Marine Bancshares, Inc. is a multi-bank holding company with 24 banking offices in Central Illinois, Wisconsin, Indiana, Florida, and Arizona. Please visit www.cibmarine.com for additional information.

Contact:

John P. Hickey, Jr. President and CEO (262) 695-6000	Angela M. Blair Investor Relations Manager (262) 695-6010

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1.A of CIB Marine’s Annual report on Form 10-K for the period ended December 31, 2007.

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